Exhibit 10.2

CAPTARIS, INC.

2007 INCENTIVE PLAN

The 2007 Incentive Plan (the “Plan”) is an annual cash bonus plan in which the executive officers and certain other employees of Captaris, Inc. (the “Company”) are eligible to participate. The Plan provides cash bonuses based on the achievement of quarterly and annual goals related to the Company’s performance during fiscal year 2007.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the Plan. The Compensation Committee, in its sole discretion, establishes the performance goal or goals for each participant and the formulae used to determine the actual bonus (if any) payable to each participant under the Plan. The total amount of funds available under the Plan and the cash target awards for the Company’s executive officers are established by the Compensation Committee. The other employees who participate in the Plan and the cash target awards for other participants are established by the Company’s management.

There are two components to the Plan:

•	An objective component based on company financial performance that accounts for 70% of the possible bonus at target, and

•	A subjective component based on performance against several agreed on strategic initiatives that accounts for 30% of the possible bonus at target.

First Component

The first component of the Plan links payout to achievement of performance goals related to revenue (50%) and operating income (50%). Depending on the level of achievement for each goal, participants in the aggregate may receive between 0% and 200% of the target amount for revenue and 0% and 250% of target amount for operating income.

Sixty percent of the total amount of funds available under the Plan for the first component will be awarded based on achievement of annual goals for each of the components described above. The other forty percent of the funds available under the Plan for the first component will be awarded based on achievement of quarterly goals for each of the components. Payout based on the achievement of quarterly performance goals for the first component will be accrued and paid out at the same time as payout based on the achievement of annual performance goals.

Second Component

The second component of the Plan links payout to achievement of performance goals related to strategic initiatives. Depending on the level of achievement for these goals, the participants in the aggregate may receive between 0% and 200% of the target amount for this component of the Plan. All funds available under the Plan for the second component will be awarded based on a year end assessment of the achievement of the goals.

Administration

In all cases, payout will be made only if the participant is continuously employed through December 31, 2007, subject to the Compensation Committee’s sole discretion to determine whether any portion of the bonus will be paid in the event of a participant’s termination of service prior to that date.

The Compensation Committee, in its sole discretion, may (a) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the payout formula, including the reduction or elimination of payouts based on the achievement of quarterly performance goals if the annual performance goals are not met, and (b) modify or terminate the Plan at any time.

Payment of bonuses, if any, under the Plan shall be made as soon as practicable after December 31, 2007, but shall be paid no later than March 15, 2008. Each bonus shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.